                                                                     EXHIBIT 2.2

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS   AMENDED
   ("ACT"), OR UNDER ANY APPLICABLE STATE SECURITIES LAWS, AND   IT CANNOT BE
OFFERED FOR SALE, SOLD, TRANSFERRED, PLEDGED OR   OTHERWISE HYPOTHECATED EXCEPT
 IN ACCORDANCE WITH THE TERMS   HEREOF AND THE REGISTRATION REQUIREMENTS OF THE
ACT AND SUCH STATE   LAWS OR UPON DELIVERY TO THE COMPANY OF AN OPINION OF LEGAL
    COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT AN EXEMPTION   FROM
                           REGISTRATION IS AVAILABLE.


                     SUBORDINATED PROMISSORY NOTE DUE 1996


$2,200,000                       Houston, Texas                     May 24, 1996


          TRI-UNION DEVELOPMENT CORPORATION, a Texas corporation (the "COMPANY"), for value received, promises to pay to REUNION INDUSTRIES, INC., a Delaware corporation ("REUNION"), the principal amount of $2,200,000, plus interest on the principal balance outstanding from time to time. This Note is issued pursuant to the Stock Purchase Agreement dated April 2, 1996, between the Company, as assignee of Tribo Petroleum Corporation, a Texas corporation ("TRIBO") and sole shareholder of the Company, and Reunion (the "PURCHASE AGREEMENT"). The principal amount of this Note represents the balance of the Purchase Price (as defined in the Purchase Agreement) payable by the Company to Reunion for the capital stock of Reunion Energy Company, a former Delaware corporation ("REC") which has been merged into the Company.

          1.  DEFINITIONS.  As used in this Note, each parenthetically
              -----------
capitalized term elsewhere in this Note has the meaning so ascribed to it and other capitalized terms have the meaning given them in this Section 1 unless specifically indicated otherwise:

          "BRIDGE DOCUMENTS" means this Note, the Pledge Agreement and the Guaranty, and all documents and instruments executed and delivered in connection therewith.

          "CHANGE IN CONTROL" means the occurrence of either of the following events: (i) any Person becomes, after the date hereof, the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) directly or indirectly, of securities of the subject corporation representing more than fifty percent (50%) of the combined voting power of such corporation's then outstanding securities, or (ii) as a result of, or in connection with a contested election of directors, the individuals who were directors of the subject corporation before such election cease to constitute a majority of its Board of Directors.

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                                                                      INITIALS

          "COMERICA CREDIT AGREEMENT" means the letter loan agreement dated as of July 7, 1995, among Tribo, as borrower, and Comerica Bank-Texas, as lender, (as the same may be renewed, amended, modified, extended, refinanced, or otherwise supplemented from time to time), pursuant to which such lender may extend credit to Tribo of up to $1,500,000.

          "CREDIT AGREEMENT" means the Credit Agreement dated as of May 24, 1996, among the Company, as borrower, and the Senior Indebtedness Holder, as lender (as the same may be renewed, amended, modified, extended, refinanced, or otherwise supplemented from time to time), pursuant to which such lender is extending credit to the Company.

          "DEFAULT" is defined in Section 10.

          "DEFAULT RATE" means an annual interest rate equal to 15% per annum.

          "DISTRIBUTION" for any Person means, with respect to any shares of any capital stock, other equity securities or equivalent interests, or any partnership interest issued by that Person, (a) the retirement, redemption, purchase, withdrawal, or other acquisition for value of such interests (including the purchase of warrants, rights, or other options to acquire such interests), (b) the declaration or payment of any dividend or distribution on or with respect to such interests, (c) any loan or advance by that Person to, or other investment by that Person in, the holder of any of such interests, and (d) any other payment by that Person with respect to such interests.

          "EQUITY FINANCING" means (a) Tribo's issuance or sale for cash of any class of its securities or its incurrence of indebtedness for borrowed money, or
(b) the Company's issuance or sale for cash of any class of its securities with Reunion's prior written consent or incurrence of indebtedness for borrowed money which is subordinated in writing to the Senior Indebtedness and approved by Reunion (except if extended pursuant to Section 9(b)(iii)) and the Senior Indebtedness Holder in writing.

          "FINANCIAL STATEMENTS" means a compiled consolidated balance sheet of Tribo as of December 31, 1995, and related statements of income or loss and changes in stockholder's equity for the fiscal year then ended, and a consolidated balance sheet of Tribo as of March 31, 1996, and related statements of income or loss and changes in stockholder's equity for the three-month period then ended.

          "GUARANTY" means the Guaranty of even date herewith being made by Tribo in Reunion's favor to secure payment and performance of the Company's obligations under this Note and Tribo's obligations under the Pledge Agreement, as such Guaranty may be amended or otherwise changed from time to time with Reunion's prior written consent.

          "INDEBTEDNESS" means with respect to any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is

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                                                                      INITIALS

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

evidenced by a note, bond, debenture, letter of credit, guarantee or similar instrument, (c) all obligations of such Person under any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with generally accepted accounting principles to be capitalized on a balance sheet of the lessee, (d) all obligations of such Person in respect of acceptances issued or created for the account of such Person (other than endorsements in the ordinary course of business) and (e) all liabilities of the type referred to in clauses (a) through (d) above that are secured by any lien, charge, security interest or encumbrance on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

          "MATURITY DATE" means November 25, 1996.

          "NOTE" means this Subordinated Promissory Note Due 1996 as may be renewed, amended, modified, extended, refinanced, or otherwise supplemented from time to time with Reunion's prior written consent.

          "PERSON" means any individual, entity, or association.

          "PLEDGE AGREEMENT" means the Pledge Agreement of even date herewith being made by Tribo in Reunion's favor pursuant to which Tribo is pledging to Reunion the Company's capital stock to secure payment and performance of the Company's obligations under this Note and Tribo's obligations under the Guaranty, as such Pledge Agreement may be amended or otherwise changed from time to time with Reunion's prior written consent.

          "PROXY" means that certain irrevocable proxy granted by Tribo to Reunion in respect of the Company's voting securities pursuant to Section 11 of the Pledge Agreement.

          "ROC" means Reunion Operating Company, a Delaware corporation which was a wholly-owned subsidiary of REC and became a wholly-owned subsidiary of the Company upon consummation of the merger of REC into the Company.

          "SENIOR INDEBTEDNESS" means any Indebtedness of the Company under the Credit Agreement.

          "SENIOR INDEBTEDNESS HOLDER" means Bank One, Texas, N.A., a national banking association, as the lender to the Company of the Senior Indebtedness evidenced by the Credit Agreement, and its successors and assigns.

          "SUBSIDIARY" of any Person means any entity of which at least 50% (in number of votes) of the stock (or equivalent interest) is owned of record or beneficially, directly or indirectly, by that Person. Unless the context otherwise clearly requires, any reference to a "Subsidiary" is a reference to a Subsidiary of the Company.

          2.  INTEREST RATE.  From the date of this Note through (but not
              -------------
including) the Maturity Date, interest shall accrue on the unpaid principal balance of this Note at an annual fixed rate

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equal to 12% per annum.  Interest will be calculated on the basis of the actual number of days elapsed over a year composed of 365 days (or 366 days, as the case may be).

           3.  PAYMENT TERMS.  Subject to Section 6:
               -------------

          (a) The outstanding principal balance of this Note together with all accrued and unpaid interest and all unpaid fees, expenses, and costs due from the Company to Reunion under the terms of this Note, are due and payable on the Maturity Date.

          (b) Subject to Section 3(c), each payment or prepayment hereunder shall be made by wire transfer to an account designated by Reunion; provided, however, that if Reunion does not provide wire transfer instructions within one business day of the due date for any payment hereunder, then such payment shall be made by check certified by, or cashier's check issued by a United States federally-regulated financial institution and delivered to Reunion's principal executive office located at One Stamford Landing, 62 Southfield Avenue, Stamford, Connecticut 06902.

          (c) At Reunion's option and if accepted in writing by Reunion, all or any portion of the unpaid balance of this Note may be paid by reducing the amount of such unpaid balance by the amount of any Purchase Price adjustment to be made pursuant to Sections 6.1 or 6.2 of the Purchase Agreement and to which Reunion has agreed in writing or has been ordered to pay by the Arbitration Accountant (as defined in the Purchase Agreement) or a court of competent jurisdiction after exhaustion of all appeals or after expiration of the applicable appeals period if no appeal is made.

          4.  PREPAYMENT.  Except as otherwise provided in Section 6, the
              ----------
Company may prepay all or any part of this Note at any time without premium or penalty. All prepayments shall be applied first to accrued but unpaid interest and then to unpaid principal.

          5.  PAST DUE AMOUNTS.  All past due principal and interest shall
              ----------------
accrue interest until paid at the Default Rate.

          6.  SUBORDINATION.
              -------------

          (a) The Indebtedness represented by, and all obligations in respect of, this Note and the payment of principal of, premium, if any, interest on and all other amounts owing in respect of, this Note (collectively, the "SUBORDINATED OBLIGATIONS") are expressly subordinate to all Senior Indebtedness. For purposes hereof, the term "subordinate" means that, unless and until the Senior Indebtedness has been paid in full in cash, Reunion will not demand of the Company or Tribo under the Guaranty or commence any proceeding against the Company or Tribo under the Guaranty for collection of, or receive from the Company or Tribo, any payment of or on account of, the Subordinated Obligations; provided, however, that (i) upon and after the Maturity Date, the Company may pay and Reunion may receive interest on the Subordinated Obligations
(1) so long as Reunion has not received written notice from the Senior Indebtedness Holder stating that the Senior Indebtedness is in monetary default for

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                                                                      INITIALS
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failure to pay principal or interest when due on the Senior Indebtedness or (2)
after cure of any such default; (ii) upon and after the Maturity Date, Reunion may foreclose upon, and exercise its other rights in respect of, the collateral given to secure the Subordinated Obligations (but may not otherwise proceed to enforce any rights against the Company); (iii) at any time, Reunion may accelerate the Subordinated Obligations, seek to enforce any of its rights against the Company or Tribo, or join in any involuntary proceeding in bankruptcy against the Company or Tribo, but only if the Senior Indebtedness Holder has taken any of such actions; (iv) after the Maturity Date, the Company may pay and Reunion may receive payment of such a portion of the principal due on the Subordinated Obligations as the Senior Indebtedness Holder, the Company and Reunion may agree; and (v) at any time, the Company may pay and Reunion may receive principal and interest on the Subordinated Obligations paid from the cash proceeds of an Equity Financing (1) so long as Reunion has not received written notice from the Senior Indebtedness Holder stating that the Senior Indebtedness is in monetary default for failure to pay principal or interest when due on the Senior Indebtedness or (2) after cure of any such default. Notwithstanding anything to the contrary in this Note, Reunion may at any time exercise its rights in respect of the Proxy in accordance with the terms thereof.

          (b) Upon distribution to creditors of the Company in (i) a total or partial liquidation, winding up or dissolution of the Company (whether voluntarily or involuntarily) or (ii) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, or in an assignment for the benefit of creditors or any marshaling of the Company's assets and liabilities, the holders of Senior Indebtedness will be entitled to receive payment in full in cash of all amounts payable in respect of such Senior Indebtedness before Reunion will be entitled to receive any payment with respect to this Note.

          (c) In the event that, notwithstanding the occurrence of any of the events described in Subsections 6(a) and (b), any payment or distribution of assets of the Company or Tribo is received by the holders of this Note which is not permitted hereby, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of the Senior Indebtedness.

          (d) Reunion acknowledges that, in extending credit under the Credit Agreement, the Senior Indebtedness Holder is entitled to rely upon the subordination of the Subordinated Obligations to the payment in full in cash of the Senior Indebtedness as contained in this Note.

          (e) The Company and Reunion shall not amend this Note and Reunion shall not cause any amendment to the Guaranty without the prior written consent of the Senior Indebtedness Holder so long as the Senior Indebtedness remains outstanding.

          7.   NO IMPAIRMENT.  Section 6 and the proviso to Section 11(a) (and
               -------------
all defined terms used in such sections) shall constitute a continuing offer to all Persons who become holders of, or continue to hold, Senior Indebtedness, and such provisions are made for the benefit of the holders of Senior Indebtedness, and such Persons are conclusively presumed to have relied upon such provisions; and such holders are made obligees hereunder, and they or each of them may enforce such

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provisions.  No right of any present or future holder of any Senior Indebtedness to enforce the subordination or other provisions referred to in this Section 7 shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or Reunion, or by any non-compliance by the Company or Reunion with the terms, provisions and covenants of this Note, regardless of any knowledge thereof any such holder may have or be otherwise charged with.

          8.  REPRESENTATIONS AND WARRANTIES.  The Company represents
              ------------------------------
and warrants to Reunion as follows:

          (a) Organization.  Each of the Company and ROC is a corporation duly
              ------------
organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has full requisite power and authority to carry on its business as it is now being conducted and to own and operate the properties now owned and operated by it, and is duly qualified or licensed to do business and is in good standing and authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the business conducted by it make such qualification or licensing necessary, except in such jurisdictions where the failure to be so qualified or in good standing would not have a material adverse effect on the business or financial condition of the Company and ROC, taken as a whole. The Company's authorized capital stock consists of 1,000 shares of common stock, no par value per share, of which 1,000 shares are issued, outstanding and owned by Tribo. ROC's authorized capital stock consists of 1,000 shares of common stock, par value $1.00 per share, of which 1,000 shares are issued, outstanding and owned by the Company. All such shares of the Company and ROC (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable, (iii) are free and clear of any liens, restrictions, claims or rights of any other Person except as contemplated by the Pledge Agreement, (iv) are not subject to any voting or similar agreement, warrant, option or other acquisition right of any Person except as contemplated by the Pledge Agreement, and (v) are not subject to any transfer restriction except for restrictions imposed by securities laws.

          (b) Authorization, Compliance, and No Default.  The execution and
              -----------------------------------------
delivery by the Company of this Note, and the performance by it of its obligations hereunder (i) are within its corporate power, (ii) have been duly authorized by all necessary corporate action, (iii) require no action by or in respect of, or filing with, any governmental authority applicable to it or ROC, or the consent or approval of any Person which has not been obtained and delivered to Reunion, (iv) do not violate any provision of the articles or certificate of incorporation, or bylaws of the Company or ROC, (v) do not violate any material provision of law applicable to the Company or ROC, (vi) do not violate any material agreements to which the Company or ROC is a party including, without limitation, the Senior Indebtedness (and no material default exists on the part of the Company or ROC under any agreement to which it is a party), and (vii) will not result in the creation or imposition of any lien on any asset of the Company or ROC, except pursuant to the Pledge Agreement and except for such liens the foreclosure or enforcement of which, either individually or in the aggregate, would not have a material adverse effect upon the financial condition, operations, assets or business of the Company and ROC, taken as a whole.

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                                                                      INITIALS

                               Page 6 of 15 Pages

          (c) Enforceability.  This Note constitutes a valid and legally binding
              --------------
obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, debtor relief, or similar laws affecting the rights of creditors generally.

          (d) Litigation.  Except as disclosed to Reunion in writing prior to
              ----------
the date of this Agreement or in the schedules to the Purchase Agreement, neither the Company nor ROC is subject to, or aware of the threat of, any litigation, investigation, or proceedings involving the Company or ROC.

          (e) Subsidiaries.  As of the date of this Note, assuming consummation
              ------------
of the transactions contemplated by the Purchase Agreement, (i) REC has been merged with and into the Company in accordance with the laws of the jurisdiction of incorporation of each of the Company and REC, with the Company surviving such merger, and (ii) the Company's only Subsidiary is ROC.

          (f) Ownership of Assets; Liens.  As of the date of this Note, assuming
              --------------------------
consummation of the transactions contemplated by the Purchase Agreement, the Company's only assets are the capital stock of ROC and those assets of REC to which it succeeded by merger and cash or cash equivalents. Each of the Company and ROC has Marketable Title (as defined in the Purchase Agreement) to its Properties (as defined in the Purchase Agreement), and good title to personal property which is material to the operation of its business. No lien exists on any property of the Company or ROC except for (i) liens which secure the Senior Indebtedness, (ii) inchoate liens which arise in the ordinary course of business, (iii) Permitted Encumbrances (as defined in the Purchase Agreement) as to the Properties (as defined in the Purchase Agreement), or (iv) liens the foreclosure or enforcement of which, either individually or in the aggregate, would not have a material adverse effect upon the financial condition, operations, assets or business of the Company and ROC, taken as a whole.

          (g) Debt.  Neither the Company nor ROC is an obligor on any
              ----
Indebtedness other than the Senior Indebtedness and the Subordinated
Obligations.

          (h) Insurance.  Each of the Company and ROC has in effect insurance
              ---------
coverage with reputable insurers, which in respect of amounts, types and risks insured, is that which is usual and customary in the oil and gas industry for prudent owners and operators of properties similar to the properties owned by the Company and ROC.

          9.  COVENANTS AND AGREEMENTS.  Until the Subordinated Obligations are
              ------------------------
paid in full in cash, the Company unconditionally covenants, agrees and represents as follows:

          (a) Payment.  Subject to Section 6 above, the Company shall pay the
              -------
amounts due under the terms of this Note on the date such amounts are due.

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          (b) Indebtedness Limitation.  The Company shall not, and shall not
              -----------------------
cause or allow ROC to, incur Indebtedness other than (i) the Senior Indebtedness in the amount borrowed under the Credit Agreement, as in effect on the date hereof, to purchase REC's capital stock, (ii) the Subordinate Obligations, and
(iii) Indebtedness for borrowed money 100% of the proceeds of which are used to cure a monetary default for failure to pay principal or interest when due on the Senior Indebtedness.

          (c) Distributions.  The Company shall not, and shall not allow or
              -------------
cause ROC to (i) make any Distributions, except that ROC may make Distributions to the Company, or (ii) extend credit to any Person except in the ordinary course of business.

          (d) Items to be Furnished.  The Company shall cause copies of all
              ---------------------
notices and information, including financial information, delivered by the Company or ROC to, and received by either of them from, the holder of the Senior Indebtedness to be promptly delivered to Reunion. If the holder of the Senior Indebtedness does not require the Company to deliver monthly financial statements, then within 20 days after the end of each calendar quarter during the period before this Note is paid in full, the Company shall deliver to Reunion a consolidated balance sheet of the Company as of the last day of the immediately preceding quarter, and related statements of income or loss and changes in stockholder's equity for the three-month period then ended. All financial statements delivered to Reunion pursuant to this subsection (d) shall be prepared in accordance with generally accepted accounting principles consistently followed by the Company throughout the periods indicated and fairly present the consolidated financial position and results of operations of the Company as of the respective dates and for the respective periods indicated.

          (e) Maintenance of Existence, Assets, Business and Shareholder.  The
              ----------------------------------------------------------
Company shall, and shall cause ROC to (i) maintain their respective corporate existence in their respective state of organization and their respective authority to transact business in all other jurisdictions where it is required to be qualified to do business by reason of the nature and extent of their respective businesses and properties, (ii) maintain all licenses, permits, and franchises necessary for their respective businesses, (iii) keep all of their respective assets that are necessary to their respective businesses in good operating condition (normal wear and tear excepted), and (iv) operate their respective businesses in a manner at least as consistent as REC and ROC has operated their respective businesses to date. Except as contemplated by the Pledge Agreement, the Company shall not take, fail to take or permit to be taken any action which would cause (1) Tribo to cease being the of record and beneficial owner of 100% of the Company's issued and outstanding capital stock or (2) the Company to cease being the of record and beneficial owner of 100% of ROC's issued and outstanding capital stock. The Company shall not recognize or give effect to any transfer by Tribo of shares of the Company's capital stock except under the Pledge Agreement.

          (f) Insurance.  The Company shall, at its cost and expense, maintain
              ---------
insurance covering the Company and ROC with responsible insurance companies in such amounts and against such risks as is usual and customary in the oil and gas industry for prudent owners and operators of properties similar to the properties owned by the Company or ROC. The

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                               Page 8 of 15 Pages

Company's insurance must provide for at least 30 days prior notice to Reunion of any cancellation thereof. Satisfactory evidence of such insurance must be supplied to Reunion 10 days prior to each policy renewal.

          (g) Further Assurances.  The Company shall, and shall cause ROC to,
              ------------------
take such action as Reunion may reasonably request to carry out more effectively the terms of this Note and the Proxy, including, executing, acknowledging, delivering, and recording or filing additional instruments or documents.

          (h) Expenses.  Subject to Section 6, the Company shall promptly pay
              --------
upon demand all reasonable costs and fees incurred, and out-of-pocket expenses paid by Reunion (including, without limitation, the out-of-pocket expenses and reasonable fees of Reunion's counsel) in connection with (i) any amendment, waiver, or consent in respect of this Note, or (ii) the enforcement of the obligations of the Company arising under this Note or the exercise of any rights arising under this Note, including, without limitation, any workout or restructure and any action taken in connection with any debtor relief laws, and in the case of (i) and (ii), all of which shall be a part of the Subordinated Obligations and shall accrue interest, if not paid upon demand, at the Default Rate until repaid.

          (i) Liens.  The Company shall not, and shall not cause or allow ROC
              -----
to, create, incur, or suffer to exist any Lien upon any of their respective assets, except (i) liens which secure the Senior Indebtedness, (ii) inchoate liens which arise in the ordinary course of business, (iii) as to the Properties (as defined in the Purchase Agreement), Permitted Encumbrances (as defined in the Purchase Agreement), or (iv) liens the foreclosure or enforcement of which, either individually or in the aggregate, would not have a material adverse effect upon the financial condition, operations, assets or business of the Company and ROC taken as a whole.

          (j) Compliance with Laws and Documents.  The Company shall not, and
              ----------------------------------
shall not cause or allow ROC to, violate the provisions of any laws applicable to either of them or any agreement to which either of them is a party, to the extent that such violations individually or collectively would have a material adverse effect upon the financial condition, operations, assets or business of the Company and ROC taken as a whole.

          (k) Subsidiaries, Mergers and Dissolutions.  The Company shall not,
              --------------------------------------
and shall not cause or allow ROC to, form or otherwise acquire a Subsidiary or other equity interest in any other Person. Neither the Company nor ROC shall merge or consolidate with any other Person or dispose of all or substantially all of its assets, liquidate, wind up, or dissolve (or suffer any such asset disposition, liquidation, winding up, or dissolution), except that ROC may merge into the Company if (i) the Company is the surviving corporation and (ii) the Company gives Reunion advance written notice of such merger.

          (l) Disposition of Assets.  The Company shall not, and shall not cause
              ----------------------
or allow ROC to, sell, assign, lease, transfer, or otherwise dispose of any of their respective assets, other than (i) sales in the ordinary course of business, (ii) the sale, discount, or transfer of

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                               Page 9 of 15 Pages
delinquent accounts receivable in the ordinary course of business for purposes of collection, (iii) occasional sales of immaterial assets for consideration not less than fair market value, (iv) dispositions of assets that are obsolete or have negligible fair market value, (v) sales of equipment for a fair and adequate consideration (but if replacement equipment is necessary for the proper operation of the business, the sold equipment must be promptly replaced), and
(vi) sales in one or more transactions of any assets which individually or in the aggregate do not have a fair market value of more than 10% of the Purchase Price, as defined in, and adjusted pursuant to, the Purchase Agreement.

          (m) New Businesses.  The Company shall not, and shall not cause or
              --------------
allow ROC to, engage in any business except the business in which each of them currently is engaged.

          (n) Articles, Bylaws and Stock Records.  The Company shall not, and
              -----------------------------------
shall not cause or allow ROC to, amend their respective articles or certificate of incorporation or bylaws, or violate any of the provisions thereof; provided, however, that this Section 9(n) shall not prohibit or excuse the Company from complying with its obligations under Section 6.5 of the Purchase Agreement to cause ROC to amend its articles of incorporation to change its name. The Company shall not, and shall not cause or allow ROC to, enter into any agreement, transaction or other arrangement which would limit or preclude Reunion from exercising the Proxy, including, without limitation, any voting or similar arrangement covering shares of the capital stock of the Company or ROC. The Company shall make notations in its stock books and records of the existence of Pledge Agreement and Proxy.

          (o) Prohibited Arrangements.  The Company shall not, and shall not
              -----------------------
cause or allow ROC to, enter into any arrangement with any director or officer of the Company or ROC in his or her capacity as such which (i) cannot be terminated immediately by the Company or ROC without penalty or (ii) provides for any compensation in connection with termination of his or her status as a director or officer of the Company or ROC. All directors and officers of the Company and ROC shall hold their respective directorships and offices subject to removal at any time and for any reason or no reason as a direct or indirect result of Reunion's exercise of the Proxy. No such removal shall constitute a breach by the Company or ROC of any agreement or other arrangement relating to any relationship between the Company or ROC and any of their respective directors or officers, or create or otherwise give rise to any obligation on the part of the Company, ROC or Reunion to compensate any such removed director or officer. The Company shall, and shall cause ROC to, make all of their respective directors and officers elected or appointed on or after the date hereof and before Reunion first exercises the Proxy (the "SUBJECT DIRECTORS AND OFFICERS") aware of the provisions of this Section 9(o) before they become directors or officers of the Company or ROC, and deliver written evidence of same to Reunion.

          (p) Stock Certificate Legend.  Until the Subordinated Obligations have
              ------------------------
been paid in full in cash, all certificates representing the Company's voting securities shall conspicuously bear the following legend:

                                                                       /s/ RB
                                                                    ------------
                                                                      INITIALS

                              Page 10 of 15 Pages

     THE SECURITIES EVIDENCED HEREBY ARE SUBJECT TO TRANSFER RESTRICTIONS AND AN IRREVOCABLE PROXY IN FAVOR OF REUNION INDUSTRIES, INC. PURSUANT TO THE TERMS OF THAT CERTAIN PLEDGE AGREEMENT, DATED MAY 24, 1996, MADE BY TRIBO PETROLEUM CORPORATION IN FAVOR OF REUNION INDUSTRIES, INC. THE CORPORATION WILL FURNISH, WITHOUT CHARGE, A COPY OF SUCH PLEDGE AGREEMENT TO THE RECORD HOLDER OF THIS CERTIFICATE ON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS OR REGISTERED OFFICE.

     10.  EVENTS OF DEFAULT.  "DEFAULT" means the occurrence of one or more of
          -----------------
the following:

     (a) Payment.  The Company fails to pay the outstanding principal amount of
         -------
this Note and all accrued and unpaid interest on the Maturity Date.

     (b) Representations.  Any representations or warranties made in any of the
         ---------------
Bridge Documents (i) which contain no materiality qualification are inaccurate in any material respect as of the time made, or (ii) which contain a materiality qualification are inaccurate as of the time made; provided however, that if (1) any representation or warranty made in the Bridge Documents is inaccurate, (2) such representation or warranty concerns assets or liabilities of REC to which the Company succeeded by merger of REC into the Company, or assets or liabilities of ROC, (3) Reunion made the same or similar representation or warranty as to REC or ROC in the Purchase Agreement which was inaccurate as of the time made or deemed made in the Purchase Agreement, and (4) the Company or Tribo relied upon such representation or warranty by Reunion in making the subject representation or warranty in the Bridge Documents, then the inaccuracy of such representation or warranty in any of the Bridge Documents shall not be a Default.

     (c) Performance of Obligations.  The Company or Tribo fails to fully and
         --------------------------
timely perform, discharge or observe any terms, covenants, or conditions contained in any of the Bridge Documents to which it is a party as and when required.

     (d) Voluntary Bankruptcy.  The Company, ROC or Tribo (i) files a petition
         --------------------
seeking an order for relief under bankruptcy or other debtor relief laws, (ii) seeks, consents to, or does not contest the appointment of a receiver or trustee for itself or for all or any substantial part of its property, (iii) is voluntarily adjudicated a bankrupt or insolvent, (iv) makes a general assignment for the benefit of its creditors, or (v) admits in writing its inability to pay its debts as they mature.

     (e) Involuntary Bankruptcy.  A petition is filed against the Company, ROC
         ----------------------
or Tribo seeking an order for relief under bankruptcy or other debtor relief laws and such petition is not dismissed within 90 days after being filed, or a court of competent jurisdiction enters an order, judgment or decree appointing a receiver or trustee for the Company, ROC or Tribo, or for all or any substantial part of their respective property, and such order, judgment or decree is not discharged or stayed within 60 days after its entry.

     (f) Other Indebtedness.  A default or event of default occurs under the
         ------------------
terms of the Credit Agreement or Comerica Credit Agreement.

                                                                       /s/ RB
                                                                    ------------
                                                                      INITIALS

                              Page 11 of 15 Pages

     (g) Change of Control.  A Change of Control in the Company, ROC or Tribo
         -----------------
occurs.

     11.  REMEDIES OF REUNION.
          -------------------

     (a) Subject to Section 6, upon the occurrence and during the continuance of a Default, Reunion has the following rights (provided that, in respect of a Default under Section 10(a), Reunion may only exercise such rights if the Subordinated Obligations have not been paid in full in cash before February 24,
1997):

          (1) Acceleration.  Reunion may, at its option, declare the entire
              ------------
principal balance of this Note and the accrued and unpaid interest thereon, immediately due and payable without notice of Default, notice of intent to accelerate, notice of acceleration, or any other notice, presentment, protest, demand or action of any kind or nature whatsoever (each of which is hereby expressly waived by the Company), whereupon the entire indebtedness under this Note shall become immediately due and payable.

          (2) Other Rights.  Reunion shall have all rights and remedies
              ------------
available at law or equity or under the Pledge Agreement or Guaranty and the same (i) shall be cumulative and concurrent, (ii) may be pursued separately, successively, or concurrently against the Company or Tribo, as the case may be,
(iii) may be exercised as often as occasion therefor shall arise, it being agreed by the Company that the exercise or failure to exercise any of the same shall in no event be construed as a waiver or release thereof or of any other right or remedy, and (iv) are intended to be, and shall be, nonexclusive.

     (b) Proxy.  The Company acknowledges and agrees that the Proxy and exercise
         -----
thereof is in addition to, and not in limitation of, Reunion's rights under subsection (a) of this Section 11. The Company shall indemnify, defend and hold harmless Reunion, its directors, officers and shareholders, and ROC and those of the Company's and ROC's directors and officers who are not Subject Directors and Officers, to the extent such indemnified persons are not responsible for Losses (defined below) indemnified against pursuant hereto, from and against any and all losses, claims, damages, expenses or liabilities (including reasonable attorneys' fees) (collectively, "Losses") as the same may arise or be made against or be incurred by such indemnified persons, or to which such indemnified persons may be subject in connection with, arising out of, or having a reasonable relation to, any breach by the Company or ROC of Section 9(o) or any exercise of the Proxy, including, without limitation, the removal of any Subject Directors and Officers. No indemnified person hereunder shall be, or be deemed to be responsible for Losses indemnified against pursuant hereto in connection with the exercise or enforcement by, for or on behalf of, Reunion of its rights under Section 9(o) or of the Proxy.

                                                                       /s/ RB
                                                                    ------------
                                                                      INITIALS

                              Page 12 of 15 Pages

     12.  CONDITIONS TO REUNION'S OBLIGATIONS.  Reunion will be obligated under
          -----------------------------------
the terms of this Note after all of the following items have been executed and/or delivered to Reunion, and/or completed, as applicable:

          (1) Certificate of chief executive officer and secretary or assistant secretary of the Company dated the date of this Note, being reasonably satisfactory to Reunion, and certifying (i) the incumbency and signatures of the officers who are duly authorized to execute and deliver this Note and cause the Company to perform its obligations hereunder, (ii) attached true, complete and correct copies of resolutions of the Company's Board of Directors authorizing the Company's making of, and performance of its obligations under, this Note,
(iii) attached true, complete and correct copies of the Company's articles or certificate of incorporation and bylaws, in each case as amended through the date of this Note, and that there have been no additional filed or authorized amendments to any of such articles or certificates of incorporation, and there have been no additional completed or authorized amendments to such bylaws, (iv) attached true, complete and correct copies of the certificate and articles of merger in respect of the merger of REC into the Company, as filed in each jurisdiction of incorporation of the Company and REC, and as certified by the subject secretary of state, and (v) attached true, complete and correct copies of the written evidence contemplated by Section 9(o) that the Subject Directors and Officers have been made aware of the provisions thereof.

          (2) Certificate of chief executive officer and secretary or assistant secretary of Tribo dated the date of this Note, being reasonably satisfactory to Reunion, and certifying (i) the incumbency and signatures of the officers who are duly authorized to execute and deliver the Pledge Agreement and Guaranty and cause the Company to perform its obligations thereunder, (ii) attached true, complete and correct copies of resolutions of Tribo's Board of Directors authorizing Tribo's making of, and performance of its obligations under, the Pledge Agreement and Guaranty, and (iii) attached true, complete and correct copies of Tribo's certificate and articles of incorporation and bylaws, in each case as amended through the date of this Note, and that there have been no additional filed or authorized amendments to any of such articles of incorporation, and there have been no additional completed or authorized amendments to such bylaws.

          (3) Certificate of secretary or assistant secretary of ROC dated the date of this Note, being reasonably satisfactory to Reunion, and certifying attached true, complete and correct copies of ROC's certificate of incorporation and bylaws, in each case as amended through the date of this Note, and that there have been no additional filed or authorized amendments to any of such articles of incorporation, and there have been no additional completed or authorized amendments to such bylaws.

                                                                       /s/ RB
                                                                    ------------
                                                                      INITIALS

                              Page 13 of 15 Pages

          (4) Financial Statements of Tribo, such Financial Statements to be reasonably satisfactory to Reunion.

          (5) Consummation of the transactions contemplated by the Purchase Agreement, including, without limitation, with respect to the opinion of counsel to Purchaser (as defined therein) to be delivered pursuant to Section 4.2.3 of the Purchase Agreement (i) the inclusion therein of an opinion to the effect that the Company is successor by merger to REC, and (ii) appropriate changes to the opinions otherwise contemplated by such Section 4.2.3 to reflect that the Company is making the Note, and Tribo is making the Pledge Agreement and Guaranty, and in respect of (i) and (ii), in form and substance reasonably satisfactory to Reunion.

          (6) Consummation of the merger of REC into the Company.

          (7) This Note, in form and substance satisfactory to Reunion.

          (8) Guaranty and deliveries contemplated thereby upon execution and delivery thereof, all to be in form and substance reasonably satisfactory to Reunion.

          (9) Pledge Agreement and deliveries contemplated thereby upon execution and delivery thereof, all to be in form and substance reasonably satisfactory to Reunion.

          (10) Copies of the Credit Agreement, Senior Note and Senior Security Documents and drafts thereof as they become available to the Company.

          (11) Copies of the Comerica Credit Agreement and related loan documents and drafts thereof as they become available to Tribo.

     13.  TIME OF ESSENCE.  Time is of the essence in the Company's performance
          ---------------
of its obligations under this Note.

     14.  CAPTIONS.  The captions, headings, and arrangements used in this Note
          --------
are for convenience only and do not affect or modify the terms of this Note. References to sections are to sections of this Note unless otherwise indicated.

     15.  APPLICABLE LAW.  THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN
          --------------
ACCORDANCE WITH THE INTERNAL LAWS, AND NOT THE LAWS OF CONFLICT, OF THE STATE OF TEXAS AND THE LAWS OF THE UNITED STATES APPLICABLE TO TRANSACTIONS WITHIN SUCH STATE.

                                                                       /s/ RB
                                                                    ------------
                                                                      INITIALS

                              Page 14 of 15 Pages

     16.  BINDING EFFECT.  This Note and Reunion's rights hereunder shall inure
          --------------
to the benefit of, and be enforceable by its successors and permitted assigns. Reunion cannot assign this Note or its rights hereunder without the Company's prior written consent. The Company's rights and obligations under this Note cannot be assigned or delegated, respectively, without Reunion's prior written consent.

     NOTICE: THE RIGHTS AND OBLIGATIONS OF THE COMPANY AND REUNION SHALL BE DETERMINED SOLELY FROM WRITTEN AGREEMENTS, DOCUMENTS, AND INSTRUMENTS, AND ANY PRIOR ORAL AGREEMENTS BETWEEN THE COMPANY AND REUNION ARE SUPERSEDED BY AND MERGED INTO SUCH WRITINGS. THIS NOTE (AS AMENDED IN WRITING FROM TIME TO TIME) REPRESENTS THE FINAL AGREEMENT BETWEEN THE COMPANY AND REUNION AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BY THE COMPANY AND REUNION. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE COMPANY AND REUNION.

                              TRI-UNION DEVELOPMENT CORPORATION

                              By:     /s/ Richard Bowman
                                  ----------------------
                              Name: Richard Bowman
                                    --------------
                              Title: President
                                     ---------
Agreed and Accepted:

REUNION INDUSTRIES, INC.



By:  /s/ Richard L. Evans
     --------------------
Name: Richard L. Evans
      ----------------
Title:    Executive Vice President
          ------------------------

                                                                       /s/ RB
                                                                    ------------
                                                                      INITIALS

                              Page 15 of 15 Pages